Exhibit 99.1

NEWS RELEASE

Media Contact:	Alison Estrada
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Third-Quarter
2025 Results

•Advances 45% Equity Sale at Sempra Infrastructure Partners
•Expect 30%+ Increase in Oncor’s 5-Year Capital Plan

SAN DIEGO, Nov. 5, 2025 — Sempra (NYSE: SRE) today reported third-quarter 2025 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $77 million or $0.12 per diluted share, compared to third-quarter 2024 GAAP earnings of $638 million or $1.00 per diluted share. On an adjusted basis, third-quarter 2025 earnings were $728 million or $1.11 per diluted share, compared to $566 million or $0.89 per diluted share in 2024.

“We are pleased with another solid quarter of financial performance,” said Jeffrey W. Martin, chairman and CEO of Sempra. “We continue to make significant progress on our near-term value creation initiatives and we are pleased with our year-to-date financial results.”

Sempra's GAAP earnings for the first nine months of 2025 were $1.444 billion, or $2.21 per diluted share, compared with GAAP earnings of $2.152 billion, or $3.38 per diluted share, in the first nine months of 2024. Adjusted earnings for the first nine months of 2025 were $2.253 billion, or $3.45 per diluted share, compared to $1.987 billion, or $3.12 per diluted share, in the first nine months of 2024.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the third-quarter and first nine months of 2025 and 2024.

(Dollars and shares in millions, except EPS)	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

GAAP Earnings	$77	$638	$1,444	$2,152
Impact from regulatory disallowances	—	—	25	—
Impact from foreign currency and inflation on monetary positions in Mexico	32	(67)	121	(178)
Net unrealized losses (gains) on derivatives	26	(5)	36	13
Net unrealized losses on interest rate swaps related to Port Arthur LNG Phase 1 project	1	—	9	—
Tax items related to assets held for sale	514	—	540	—
Impact from foreign tax credit valuation allowance related to TCJA	78	—	78	—
Adjusted Earnings(1)	$728	$566	$2,253	$1,987

Diluted Weighted-Average Common Shares Outstanding	654	638	653	637
GAAP EPS	$0.12	$1.00	$2.21	$3.38
Adjusted EPS(1)	$1.11	$0.89	$3.45	$3.12

(1) See Table A for information regarding non-GAAP financial measures.

Update on Value Creation Initiatives
During the quarter, Sempra announced a strategic transaction to sell a 45% equity interest in Sempra Infrastructure Partners (SI Partners) to affiliates of KKR. The sale directly supports Sempra’s five value creation initiatives, which were designed to simplify Sempra’s business model, efficiently fund a record capital campaign and improve financial strength. The transaction is expected to close in Q2 – Q3 2026, subject to necessary regulatory and other approvals and other closing conditions. With respect to the planned sale of Ecogas México, S. de R.L. de C.V., the sales process continues to advance with strong interest from strategic and financial buyers.

Sempra Texas
Oncor Electric Delivery Company LLC (Oncor) continues to advance critical transmission and distribution infrastructure projects to increase electric reliability in Texas. In fact, the company expects to be responsible for more than half of the investment for the Electric Reliability Council of Texas, Inc. (ERCOT) 765-kV Strategic Transmission Expansion Plan — supporting current energy needs as well as future growth across the state. Together with new capital investments on its distribution grid, these investments support Oncor’s expectation of higher levels of capital spending. Building on its $36 billion 2025-2029 base capital plan, the company now anticipates more than a 30% increase in its roll-forward 2026-2030 base capital plan.

In the third quarter of 2025, Oncor built, rebuilt, or upgraded approximately 660 circuit miles of transmission and distribution lines and increased premises by nearly 16,000, reflecting ongoing population and business growth across North Texas. At quarter-end, Oncor’s active large commercial and industrial interconnection queue included over 600 requests — an increase of about 60% as compared to the same time last year. These include approximately 210 gigawatts from data centers and over 16 gigawatts of load from other industrial sectors, signaling broad-based growth across Oncor’s service territory.

Oncor’s pending base rate review continues to advance. In September, the administrative law judge assigned to Oncor’s base rate review approved a settlement agreement among the parties relating to interim rates that provides, if the proceeding is still pending on January 1, 2026, Oncor will be able to surcharge (or refund) final approved rates back to that date. In advance of the scheduled hearing on the merits in mid-November, Oncor continues to engage in settlement discussions with parties.

Sempra California
In September, California enacted Senate Bill 254, establishing an up to $18 billion continuation account to strengthen the state wildfire fund’s long-term stability and improve liquidity for future claims. This important development enhances financial protections for the state’s investor-owned electric utilities, supporting San Diego Gas & Electric Company’s (SDGE) mission to deliver safe, reliable energy to consumers as affordably as possible.

As part of broader modernization efforts, SDGE and Southern California Gas Company (SoCalGas) are pursuing California Public Utilities Commission approval for cost-saving measures to enhance affordability. SDGE is proposing to discontinue select energy efficiency programs to lower administrative expenses, while SoCalGas plans to close its remaining branch offices and transition to a digital-first service model. Together, these actions are projected to save customers over $300 million between 2026 and 2031.

Sempra Infrastructure
During the third quarter, Sempra Infrastructure reached a final investment decision to advance the development, construction and operation of Port Arthur LNG Phase 2. Phase 2 is subscribed with long-term offtake under 20-year sales and purchase agreements.

With the start of construction on Port Arthur LNG Phase 2, Sempra Infrastructure is advancing six major projects, including key LNG developments on North America's Pacific and Gulf Coasts.

Earnings Guidance
Sempra is updating its full-year 2025 GAAP earnings-per-common-share (EPS) guidance range of $3.05 to $3.45, reflecting actual results through the third quarter, affirming its full-year 2025 adjusted EPS guidance range of $4.30 to $4.70, and affirming its full-year 2026 EPS guidance range of $4.80 to $5.30. The company is also affirming its guidance to the high-end or above its projected long-term EPS compound annual growth rate of 7% to 9% for 2025 through 2029.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra is a leading North American energy infrastructure company focused on delivering energy to nearly 40 million consumers. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving the energy resilience of some of the world's most significant economic markets, including California, Texas, Mexico and global energy markets. The company is recognized as a leader in sustainable business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra's inclusion in the Dow Jones Sustainability Index North America. More information about Sempra is available at sempra.com and on social media @Sempra.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “pro forma,” “strategic,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategies, goals, vision, mission, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054 and the wildfire fund continuation account established by California Senate Bill 254, rates from customers or a combination thereof; decisions, denials of cost recovery, audits, investigations, inquiries, ordered studies, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Nacional de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions such as the planned sale of a portion of our equity interest in Sempra Infrastructure Partners, including risks related to, as applicable, (i) being able to reach final investment decision, (ii) negotiating pricing and other terms in definitive contracts, (iii) completing construction projects or other transactions on schedule and budget, (iv) realizing anticipated benefits from any of these efforts if completed, (v) obtaining regulatory and other approvals and (vi) third parties honoring their contracts and commitments, including with respect to closing or post-closing payments; changes to our capital expenditure plans and their potential impact on rate base or other growth; changes, due to evolving economic, political and other factors, to (i) trade and other foreign policy, including the imposition of tariffs by the U.S. and foreign countries, and (ii) laws and regulations, including those related to tax and the energy industry in the U.S. and Mexico; litigation, arbitration, property disputes and other proceedings; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, which can be affected by, among other things, (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, and (iii) fluctuating interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices and the imposition of tariffs, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage and transportation capacity, including disruptions caused by failures in the transmission grid or pipeline and storage systems or limitations on the injection and withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, nor are they regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

REVENUES
Utilities:
Natural gas	$1,363	$1,195	$5,195	$4,798
Electric	1,260	1,069	3,350	3,269
Energy-related businesses	528	512	1,408	1,360
Total revenues	3,151	2,776	9,953	9,427

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(210)	(99)	(886)	(790)
Cost of electric fuel and purchased power	(122)	18	(265)	(227)
Energy-related businesses cost of sales	(117)	(134)	(321)	(297)
Operation and maintenance	(1,349)	(1,326)	(3,931)	(3,871)
Depreciation and amortization	(662)	(614)	(1,955)	(1,811)
Franchise fees and other taxes	(194)	(175)	(555)	(515)
Other income, net	49	65	199	194
Interest income	17	17	65	47
Interest expense	(403)	(328)	(1,195)	(944)
Income before income taxes and equity earnings	160	200	1,109	1,213
Income tax (expense) benefit	(482)	105	(711)	63
Equity earnings	472	454	1,190	1,235
Net income	150	759	1,588	2,511
Earnings attributable to noncontrolling interests	(55)	(110)	(103)	(325)
Preferred deemed dividends	(11)	—	(11)	—
Preferred dividends	(7)	(11)	(29)	(33)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$77	$638	$1,444	$2,152

Basic earnings per common share (EPS):
Earnings	$0.12	$1.01	$2.21	$3.40
Weighted-average common shares outstanding	652,948	633,752	652,538	633,342

Diluted EPS:
Earnings	$0.12	$1.00	$2.21	$3.38
Weighted-average common shares outstanding	654,009	638,061	653,420	636,566

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2025 and 2024 as follows:

Three months ended September 30, 2025:
▪$(32) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(26) million net unrealized losses on commodity derivatives
▪$(1) million net unrealized losses on interest rate swaps related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)
▪$(514) million net income tax expense as a result of management’s decision to classify Sempra Infrastructure Partners, LP (SI Partners) as held for sale, which such amounts could change in future periods until the date of sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the Tax Cut and Jobs Act of 2017 (TCJA)

Three months ended September 30, 2024:
▪$67 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$5 million net unrealized gains on commodity derivatives

Nine months ended September 30, 2025:
▪$(25) million impact from regulatory disallowances related to the recovery of coronavirus disease 2019 (COVID-19) costs at Sempra California
▪$(121) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(36) million net unrealized losses on commodity derivatives
▪$(9) million net unrealized losses on interest rate swaps related to the PA LNG Phase 1 project
▪$(540) million net income tax expense as a result of management’s decision to classify SI Partners and Ecogas México, S. de R.L. de C.V. (Ecogas) as held for sale, which such amounts could change in future periods until the dates of sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners
◦$(26) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the TCJA

Nine months ended September 30, 2024:
▪$178 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(13) million net unrealized losses on commodity derivatives

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended September 30, 2025					Three months ended September 30, 2024

Sempra GAAP Earnings and GAAP EPS				$77	$0.12				$638	$1.00
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	$3	$45	$(16)	32	0.04	$(22)	$(78)	$33	(67)	(0.10)
Net unrealized losses (gains) on commodity derivatives	49	(5)	(18)	26	0.04	(11)	2	4	(5)	(0.01)
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	4	—	(3)	1	—	—	—	—	—	—
Tax items related to assets held for sale	—	514	—	514	0.79	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	78	—	78	0.12	—	—	—	—	—
Sempra Adjusted Earnings and Adjusted EPS				$728	$1.11				$566	$0.89

Weighted-average common shares outstanding, diluted					654,009					638,061

	Nine months ended September 30, 2025					Nine months ended September 30, 2024

Sempra GAAP Earnings and GAAP EPS				$1,444	$2.21				$2,152	$3.38
Excluded items:
Impact from regulatory disallowances	$36	$(11)	$—	25	0.04	$—	$—	$—	—	—
Impact from foreign currency and inflation on monetary positions in Mexico	25	157	(61)	121	0.18	(52)	(211)	85	(178)	(0.28)
Net unrealized losses on commodity derivatives	72	(14)	(22)	36	0.06	24	(3)	(8)	13	0.02
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	60	(3)	(48)	9	0.01	—	—	—	—	—
Tax items related to assets held for sale	—	552	(12)	540	0.83	—	—	—	—	—
Impact from foreign tax credit valuation allowance related to TCJA	—	78	—	78	0.12	—	—	—	—	—
Sempra Adjusted Earnings and Adjusted EPS				$2,253	$3.45				$1,987	$3.12

Weighted-average common shares outstanding, diluted					653,420					636,566
(1)    Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2025 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2025 GAAP EPS GUIDANCE RANGE
Sempra 2025 Adjusted EPS Guidance Range of $4.30 to $4.70 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$(25) million impact from regulatory disallowances related to the recovery of COVID-19 costs at Sempra California
▪$(121) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(36) million net unrealized losses on commodity derivatives
▪$(9) million net unrealized losses on interest rate swaps related to the PA LNG Phase 1 project
▪$(540) million net income tax expense as a result of management’s decision to classify SI Partners and Ecogas as held for sale, which such amounts could change in future periods until the dates of sale:
◦$(705) million income tax expense to adjust deferred income tax liabilities primarily related to the outside basis differences in our investment in SI Partners
◦$(26) million income tax expense due to the recognition of a Mexican deferred tax liability on our outside basis difference in Ecogas
◦$191 million net income tax benefit from changes to a valuation allowance against certain tax credit carryforwards offset by changes in state income tax apportionment
▪$(78) million income tax expense from changes to a valuation allowance against foreign tax credits that were carried forward from the implementation of the TCJA

Sempra 2025 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity and interest rate derivatives for the nine months ended September 30, 2025, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. This non-GAAP financial measure does not contemplate the anticipated impacts of the proposed sale of Ecogas and the planned sale of a portion of our equity interest in SI Partners, which combined are expected to be accretive. We expect to complete the sales in the second or third quarter of 2026. Sempra 2025 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2025 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2025 Adjusted EPS Guidance Range to Sempra 2025 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2025
Sempra GAAP EPS Guidance Range	$3.05	to	$3.45
Excluded items:
Impact from regulatory disallowances	0.04		0.04
Impact from foreign currency and inflation on monetary positions in Mexico	0.19		0.19
Net unrealized losses on commodity derivatives	0.06		0.06
Net unrealized losses on interest rate swaps related to PA LNG Phase 1 project	0.01		0.01
Tax items related to assets held for sale	0.83		0.83
Impact from foreign tax credit valuation allowance related to TCJA	0.12		0.12
Sempra Adjusted EPS Guidance Range	$4.30	to	$4.70
Weighted-average common shares outstanding, diluted (millions)			654

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30,	December 31,
	2025	2024(1)

ASSETS
Current assets:
Cash and cash equivalents	$5	$1,565
Restricted cash	2	21
Accounts receivable – trade, net	1,409	1,983
Accounts receivable – other, net	200	397
Due from unconsolidated affiliates	—	13
Income taxes receivable	79	90
Inventories	565	559
Prepaid expenses	247	255
Regulatory assets	500	60
Fixed-price contracts and other derivatives	35	91
Greenhouse gas allowances	200	217
Assets held for sale	28,465	—
Other current assets	19	34
Total current assets	31,726	5,285

Other assets:
Restricted cash	—	3
Regulatory assets	4,298	3,937
Greenhouse gas allowances	1,237	845
Nuclear decommissioning trusts	897	875
Dedicated assets in support of certain benefit plans	585	585
Deferred income taxes	19	172
Right-of-use assets – operating leases	1,219	1,177
Investment in Oncor Holdings	17,038	15,400
Other investments	144	2,534
Goodwill	—	1,602
Other intangible assets	—	292
Wildfire fund	250	262
Other long-term assets	1,155	1,749
Total other assets	26,842	29,433
Property, plant and equipment, net	48,351	61,437
Total assets	$106,919	$96,155
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	September 30,	December 31,
	2025	2024(1)

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term debt	$1,833	$2,016
Accounts payable – trade	1,301	2,238
Accounts payable – other	219	208
Due to unconsolidated affiliates	17	—
Dividends and interest payable	910	773
Accrued compensation and benefits	486	558
Regulatory liabilities	4	141
Mandatorily redeemable preferred stock	900	—
Current portion of long-term debt and finance leases	1,875	2,274
Greenhouse gas obligations	200	217
Liabilities held for sale	11,175	—
Other current liabilities	1,068	1,251
Total current liabilities	19,988	9,676

Long-term debt and finance leases	28,985	31,558

Deferred credits and other liabilities:
Due to unconsolidated affiliates	—	352
Regulatory liabilities	4,027	3,817
Greenhouse gas obligations	947	506
Pension and other postretirement benefit plan obligations, net of plan assets	127	168
Deferred income taxes	6,105	5,845
Asset retirement obligations	3,781	3,737
Deferred credits and other	2,740	2,708
Total deferred credits and other liabilities	17,727	17,133

Contingently redeemable noncontrolling interest	1,933	—

Equity:
Sempra shareholders’ equity	31,152	31,222
Preferred stock of subsidiary	20	20
Other noncontrolling interests	7,114	6,546
Total equity	38,286	37,788
Total liabilities, contingently redeemable noncontrolling interest, and equity	$106,919	$96,155
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Nine months ended September 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,588	$2,511
Adjustments to reconcile net income to net cash provided by operating activities	1,593	583
Net change in working capital components	(745)	55
Distributions from investments	828	654
Changes in other noncurrent assets and liabilities, net	112	(261)
Net cash provided by operating activities	3,376	3,542

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(7,201)	(5,765)
Expenditures for investments	(1,492)	(588)
Purchases of nuclear decommissioning and other trust assets	(746)	(658)
Proceeds from sales of nuclear decommissioning and other trust assets	831	704
Other	3	11
Net cash used in investing activities	(8,605)	(6,296)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(1,195)	(1,121)
Preferred dividends paid	(22)	(22)
Issuances of common stock	26	26
Repurchases of common stock	(58)	(41)
Issuances of debt (maturities greater than 90 days)	8,892	6,437
Payments on debt (maturities greater than 90 days) and finance leases	(4,142)	(2,216)
Decrease in short-term debt, net	(170)	(929)
Advances from unconsolidated affiliates	96	85
Contributions from contingently redeemable noncontrolling interest, net of transaction costs	3,212	—
Proceeds from investor equity subscription	106	—
Contributions from noncontrolling interests	137	1,121
Distributions to noncontrolling interests	(131)	(235)
Other	(90)	(39)
Net cash provided by financing activities	6,661	3,066

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4	(11)

Increase in cash, cash equivalents and restricted cash	1,436	301
Cash, cash equivalents and restricted cash, January 1	1,589	389
Cash, cash equivalents and restricted cash, September 30	$3,025	$690

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES
(Dollars in millions)
	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
EARNINGS (LOSSES) ATTRIBUTABLE TO COMMON SHARES
Sempra California	$370	$247	$1,353	$1,145
Sempra Texas Utilities	306	261	660	646
Sempra Infrastructure	(580)	230	(362)	652
Segment earnings attributable to common shares	96	738	1,651	2,443
Parent and other	(19)	(100)	(207)	(291)
Sempra earnings attributable to common shares	$77	$638	$1,444	$2,152
CAPITAL EXPENDITURES FOR PROPERTY, PLANT AND EQUIPMENT
Sempra California	$1,019	$1,117	$3,334	$3,329
Sempra Infrastructure	1,541	816	3,863	2,433
Segment totals	2,560	1,933	7,197	5,762
Parent and other	1	2	4	3
Total Sempra	$2,561	$1,935	$7,201	$5,765
CAPITAL EXPENDITURES FOR INVESTMENTS
Sempra Texas Utilities	$519	$193	$1,490	$578
Sempra Infrastructure	1	8	2	10
Total Sempra	$520	$201	$1,492	$588

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

UTILITIES
Sempra California
Gas sales (Bcf)(1)	56	54	247	254
Transportation (Bcf)(1)	141	157	386	419
Total deliveries (Bcf)(1)	197	211	633	673

Total gas customer meters (thousands)			7,126	7,107

Electric sales (millions of kWhs)(1)	820	857	2,145	2,453
Community Choice Aggregation and Direct Access (millions of kWhs)	3,751	3,962	10,287	10,023
Total deliveries (millions of kWhs)(1)	4,571	4,819	12,432	12,476

Total electric customer meters (thousands)			1,545	1,529

Oncor Electric Delivery Company LLC (Oncor)(2)
Total deliveries (millions of kWhs)	50,761	46,208	131,993	123,864
Total electric customer meters (thousands)			4,100	4,027

Ecogas
Natural gas sales (Bcf)	1	1	3	3
Natural gas customer meters (thousands)			168	162

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	1,001	1,081	2,479	2,711
Wind and solar (millions of kWhs)(1)	643	687	2,231	2,294
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.